STRATEGIC ALLIANCE AND CROSS LICENSE AGREEMENT

by and among

SOLAR THIN FILMS, INC.

KRAFT ELEKTRONIKAI ZRT

and

AMELIO SOLAR, INC.

dated as of August 12, 2008

STRATEGIC ALLIANCE AND CROSS LICENSE AGREEMENT

THIS STRATEGIC ALLIANCE AND CROSS LICENSE AGREEMENT, dated as of August 12, 2008 (the “Agreement”), is made and entered into by and among SOLAR THIN FILMS, INC., a Delaware corporation (the “Company”); KRAFT ELEKTRONIKAI ZRT, a corporation organized and existing under the laws of Hungary (“Kraft”); and AMELIO SOLAR, INC., a Delaware corporation (“Amelio”). The Company, Kraft, and Amelio are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

I N T R O D U C T I O N

This Agreement is made and entered into by the Parties with reference to the following:

A. The Amelio Group has advised the STF Group that RESI and Z. Kiss has, or will have prior to the Closing Date (as hereinafter defined), transferred to Amelio all of their rights in the design, development, manufacture and sale of “PV Equipment,” “PV Modules” and all “PV Technologies,” including, without limitation, all “a-Si Technology” and “CIGS Technology” (as those terms are hereinafter defined).

B. The Parties hereto desire, pursuant to this Agreement, to establish an ongoing working relationship between the STF Group and the Amelio Group with respect to the future manufacture, sale and distribution of PV Equipment, PV Modules, and “Turnkey PV Module Manufacturing Facilities”(as that term is hereinafter defined) using all PV Technologies developed or acquired by the STF Group or the Amelio Group.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Parties hereto intending to be bound thereby, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

In addition to the other terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings defined below.

Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

Amelio CIGS PV Products. The term “Amelio CIGS PV Products” shall have the meaning set forth in Section 3.1 of this Agreement.

Amelio Group. The term “Amelio Group” shall mean and include Amelio, RESI and Z. Kiss, and any direct and indirect Subsidiaries or Affiliates of such Persons, whether now existing or hereafter formed or acquired.

a-Si. The term “a-Si” shall mean amorphous silicon.

a-Si Equipment. The term “a-Si Equipment” shall mean PV Equipment embodying the a-Si Technology that is utilized to deposit the active a-Si layer as a coating on PV Modules.

a-Si Technology. The term “a-Si Technology” shall mean all Intellectual Property and Improvements now or hereinafter developed or obtained by any of the Amelio Group or STF Group with respect to thin-film a-Si used as a coating or other material to deposit the active layer on PV Modules.

Business Day. The term “Business Day” shall mean any day on which the banks in New York City, New York, are open for business (excluding Saturday, Sunday and federal holidays).

CIGS. The term “CIGS” shall mean copper indium gallium diselenide.

CIGS Equipment. The term “CIGS Equipment” shall mean PV Equipment embodying the CIGS Technology that is utilized to deposit the active CIGS layer as a coating on PV Modules.

CIGS Technology. The term “CIGS Technology” shall mean all Intellectual Property and Improvements now or hereinafter developed or obtained by any of the Amelio Group or STF Group with respect to the use of CIGS as a coating or other material to deposit the active layer on PV Modules.

Claim the term “Claim” shall mean any claim, suit, action, cause of action, proceeding, investigation, dispute, demand, order, directive, obligation, loss, injury, liability, damage, deficiency, assessment, fine, penalty, forfeiture, judgment, lien, diminution of value, notice of violation or non-compliance, and all costs and expenses associated therewith, including, but not limited to, reasonable attorneys’ fees and expenses incurred to enforce this Agreement, to defend against any of the aforementioned claims, and to settle any of the aforementioned claims.

Closing. The term “Closing” shall mean the date of delivery of this Agreement and the consummation of the transactions contemplated by the Settlement Agreement and the Stock Purchase Agreement.

Closing Date. The term “Closing Date” shall mean the date of Closing of the transactions contemplated by this Agreement, the Settlement Agreement and the Stock Purchase Agreement; provided, that without the prior written consent of the Amelio Group, the Closing Date shall not occur later than the Outside Closing Date.

Collateral Manufacturing Equipment. The term “Collateral Manufacturing Equipment” shall mean the collective reference to carts, tables and the other items of PV Equipment listed or described on Schedule 1 annexed hereto and made a part hereof.

Commencement Date. The term “Commencement Date” shall have the meaning set forth in Section 3.1(d)(i) of this Agreement.

Core a-Si Equipment. The term “Core a-Si Equipment” shall mean the equipment listed or described in Schedule 2 annexed hereto and made a part hereof.

Core CIGS Equipment. The term “Core CIGS Equipment” shall mean the equipment listed or described in Schedule 3 annexed hereto and made a part hereof.

Existing RESI Agreements. The term “Existing RESI Agreements” shall mean the collective reference to the R&D Contract and the Marketing and Turn-On Contract as defined and referred to in Paragraph A of the Settlement Agreement.

Improvements. The term “Improvements” shall mean any modification of or improvement to an invention described in any patent or patent application that, unlicensed, would infringe on one or more claims of any such patent or patent application, and any inventions, discoveries, or innovations, whether patentable or not, relating to or arising out of any existing patents, patent applications or inventions.

Intellectual Property. The term “Intellectual Property” shall mean and include all: (i) patents and patent applications (together with all reissues, re-examinations, renewals, extensions (including governmental equivalents thereto), substitutions, provisionals, additions, continuations, continuations-in-part, divisionals, supplementary protection certificates, Improvements and enhancements of all of the foregoing, and all trade secrets, trademarks, copyrights, Software (including STF Software); (ii) all inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information, know how, technology, technical data, drawings, blueprints, and all documentation relating to any of the foregoing; (iii) all Improvements; (iv) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights of authors and inventors, however denominated, throughout the world; (viii) all domain names drawings, blueprints, intellectual property and related know-how; (ix) all inventions, drawing, designs, descriptions, software and other materials relating to the Selenization Equipment; and (x) the turn-on function (including know-how documentation, training of personnel, organization of effectuating of performance testing) for PV Module Facilities.

Limited STF Group License. The term “Limited STF Group License” shall have the meaning set forth on Section 2.2 (b) of this Agreement.

Person . The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

PV. The term “PV” shall mean photovoltaic.

PV Equipment. The term “PV Equipment” shall mean a-Si Equipment, CIGS Equipment and all other items of machinery, equipment, parts, components and Software deploying PV Technologies that are used or useful to manufacture and produce equipment to enable an owner or operator of such equipment to manufacture or produce PV Modules.

PV Modules. The term “PV Modules” shall mean PV cells or modules, whether based on a-Si Technology, CIGS Technology or other PV Technologies.

PV Technologies. The term “PV Technologies” shall mean the collective reference to (i) a-Si Technology, (ii) CIGS Technology, (iii) microcrystalline a-Si Technology, or (iv) any other development, improvements, additions or technologies now or hereafter developed that are used as a coating or other material to deposit the active layer on PV Modules or in PV Equipment.

RESI.  The term “RESI” shall mean Renewable Energy Solutions, Inc., a Delaware corporation.

Settlement Agreement. The term “Settlement Agreement” shall mean the Master Settlement Agreement, dated August __, 2008, among the Company, Kraft, Z. Kiss, Amelio and RESI.

Software. The term “Software” shall mean and include all computer programs, source codes, object codes and other related items used in computers to power or monitor PV Equipment.

STF Group Customers. The term “STF Group Customers” shall have the meaning set forth in Section 3.1(b) of this Agreement.

STF Selenization Equipment. The term “STF Selenization Equipment” shall mean those specific items of equipment, components and parts related to CIGS Technology that are listed or described on Schedule 4 annexed hereto and made a part hereof, which have heretofore been designed by RESI under certain of the Existing RESI Agreements for the benefit of the Company, and pursuant to which development fees have been paid by the Company to RESI.

STF Selenization Equipment License. The term“STF Selenization Equipment License” shall have the meaning set forth in Section 2.1(b) of this Agreement.

STF Software. The term “STF Software” shall mean and include all Software related solely to control systems for a-Si deposition systems and for sputtering chambers.

STF Group. The term “STF Group” shall mean and include the Company, together with its wholly-owned Subsidiaries, Kraft and Superior Ventures Corp. and its majority-owned Subsidiary, Solar Thin Power, Inc., and any future direct and indirect Subsidiaries or Affiliates of the Company.

Turnkey PV Module Manufacturing Facilities. The term “Turnkey PV Module Manufacturing Facilities” shall mean the collective reference to all PV Equipment and related components and software that are installed in any facility owned and operated by any Person to enable such Person to produce PV Modules in all PV Technologies.

Sale of Control. The term “Sale of Control” shall mean, as to any Person in question, the sale of all or substantially all of the securities or assets and business of such Person, whether by stock sale, asset sale, merger or consolidation) to any other Person who is not an Affiliate of the Person in question.

Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any other Person.

Z. Kiss. The term “Z. Kiss” shall mean Zoltan Kiss, an individual.

ARTICLE II

SELENIZATION EQUIPMENT AND AMELIO CIGS TECHNOLOGY LICENSES

2.1. Selenization Equipment.

(a) Ownership. On the Closing Date, the Amelio Group shall deliver to the Company the most recent copies and versions of all drawings, blueprints and other tangible Intellectual Property relating to the STF Selenization Equipment. As of the Closing Date, Amelio Group acknowledges and agrees all right, title and interest in and to the STF Selenization Equipment, including, without limitation, any Intellectual Property rights therein, shall remain the sole and exclusive property of the Company, and, to the extent not previously conveyed, the Amelio Group hereby assigns and conveys to the Company all of the Amelio Group’s right, title and interest in and to in and to the STF Selenization Equipment, including, without limitation, any Intellectual Property rights therein. The STF Group acknowledges and agrees, under this Section 2.1(a), Amelio Group is not assigning nor conveying any other Amelio Intellectual Property other than the STF Selenization Equipment.

(b) License. Notwithstanding the foregoing, the Parties hereto acknowledge and agree that the Intellectual Property relating to the STF Selenization Equipment may constitute a portion of, enable, permit or otherwise be useful to the Amelio’s efforts to develop the Amelio CIGS Technology (defined below in Section 2.2(a)). Accordingly, as of the Closing Date, the STF Group grants to the Amelio Group a perpetual, irrevocable, paid-up, royalty-free, worldwide, non-exclusive, assignable, transferable, sub-licensable right and license under the Company’s Intellectual Property rights in the STF Selenization Equipment to make, use, offer for sale, sell or import the STF Selenization Equipment (the “STF Selenization Equipment License”).

2.2. Amelio CIGS Technology.

(a) Ownership. The Parties hereto do hereby acknowledge and agree that the Amelio Group has and shall continue to engage in research and development efforts to design and develop Amelio CIGS Technology, as defined below. Accordingly, the Parties hereto do hereby covenant and agree that all right, title and interest in and to (i) all CIGS Technology that has been or will be designed, developed, acquired or licensed by the Amelio Group and all Improvements thereto, including any Intellectual Property rights therein, and (ii) except to the extent that such products are sold to and paid for by third Persons (in which case such third Person will acquire a use license in a form customary in such transactions), or as otherwise expressly provided under this Agreement, all PV Equipment, PV Modules and PV Technologies derived from or to be derived from such CIGS Technology, and any Intellectual Property rights therein, (collectively, “Amelio CIGS Technology”) shall remain the sole and exclusive property of the Amelio Group.

(b) License. In order to facilitate and implement the rights and obligations of the STF Group set forth in Articles III and IV of this Agreement and for so long as the STF Group shall be marketing and distributing PV Equipment, PV Modules and Turnkey PV Module Manufacturing Facilities using Amelio CIGS Technology and manufacturing PV Equipment and Turnkey PV Module Manufacturing Facilities using Amelio CIGS Technology, as contemplated by such Articles III and IV below, as of the Closing Date, the Amelio Group grants to the STF Group a limited, worldwide, non-exclusive, irrevocable paid up royalty fee right and license under the Amelio Group’s Intellectual Property rights in the Amelio CIGS Technology to make for the Amelio Group and use the Amelio CIGS Technology for the sole and limited purpose of exercising STF Group’s rights and meeting STF Group’s obligations under Articles III and IV of this Agreement (the “Limited STF Group License”). The foregoing Limited STF Group License shall not be assignable or transferable and may not be sub-licensed by the STF Group, except: (i) as needed to allow STF Group to exercise its rights and meet its obligations under Articles III and IV of this Agreement, or (ii) to any successor-in-interest to the STF Group as a result of a Sale of Control; provided, that: (A) such successor-in-interest agrees to be bound by the terms of this Agreement and all other Collateral Documents, as applicable, and executes a writing indicating such intention to be so bound, or (B) if such successor-in-interest refuses to be bound to the terms of this Agreement and any applicable Collateral Documents, than Amelio’s written consent, not to be unreasonably withheld, will be required prior to any attempted Sale of Control.

ARTICLE III

MARKETING AND PURCHASE OF CIGS PV PRODUCTS

3.1. Marketing and Distribution of CIGS PV Products.

Effective as of the Closing Date, the Amelio Group does hereby grant unto the STF Group the non-exclusive right for a period of seven (7) years following the “Commencement Date” (as hereinafter defined), to market, distribute and sell throughout the world, on behalf of the Amelio Group, items of CIGS Equipment, PV Modules and Turnkey PV Module Manufacturing Facilities utilizing Amelio CIGS Technology (collectively, the “Amelio CIGS PV Products”). In such connection, the Parties hereto do hereby agree as follows:

(a) All of the terms and conditions of any contracts entered into by the STF Group with any Person electing to purchase CIGS PV Products shall be approved in writing in advance by Amelio, which approval shall not be unreasonably withheld or delayed, unless such contract shall be adverse to Amelio’s then commercial interests. Notwithstanding the foregoing, the Parties agree to develop a set of economic terms and forms of agreement that shall be deemed “pre-approved” by Amelio and which may be used by the STF Group in connection herewith. Any proposed changes to such pre-approved terms and conditions shall be approved in writing by Amelio in its discretion.

(b) The Amelio Group shall be the general contractor and vender of record for delivery of the Amelio CIGS PV Products, and the STF Group shall serve as sole and exclusive subcontractor to manufacture, deliver and sell all Amelio CIGS PV Products to all customers or purchasers that are directly or indirectly sourced by or referred to the Amelio Group by the STF Group (the “STF Group Customers”). In such connection, the Amelio Group shall:

(i) contract directly, as general contractor, with the customer or purchase to sell and install Amelio CIGS PV Products, and

(ii) in addition to payment of the Commissions (defined below in Section 3.1(d)), purchase from the STF Group the equipment specified on Schedule 5 annexed hereto (“STF Group Equipment”).

(c) The customer or purchaser prices for all Amelio CIGS PV Products marketed by the STF Group for the Amelio Group shall be based on the then prevailing list prices in effect as published by the Amelio Group; provided, that, the Parties recognize that concessions may be made during customer negotiations and the Parties agree to review these proposed concessions in good faith on a case-by-case basis for all Amelio CIGS PV Products sales sourced or referred to Amelio directly or indirectly by the STF Group.

(d) To the extent that the STF Group provides any STF Group Customers to the Amelio Group, the STF Group shall be entitled to receive the following sales commissions (the “Commissions”), which Commissions shall be in addition to and not in lieu of any payments to which the STF Group shall be entitled to receive as subcontractor of PV Equipment and Turnkey PV Module Manufacturing Facilities utilizing CIGS Technology and any Intellectual Property or Improvements, pursuant to the provisions of Article IV of this Agreement:

(i) For the first twelve (12) months (the “First Anniversary Year”), commencing at such time as the Amelio Group shall complete its research and development efforts with respect to CIGS Technology that is capable delivering any or all of the CIGS PV Products (the “Commencement Date”), a Commission equal to seven and one-half percent (7.5%) of the total purchase price of any such CIGS PV Products;

(ii) For the twelve (12) months immediately following the First Anniversary Year (the “Second Anniversary Year”), a Commission equal to seven percent (7.0%) of the total purchase price of any such CIGS PV Products;

(iii) For the twelve (12) months immediately following the Second Anniversary Year (the “Third Anniversary Year”), a Commission equal to six and one-half percent (6.5%) of the total purchase price of any such CIGS PV Products;

(iv) For the twelve (12) months immediately following the Third Anniversary Year (the “Fourth Anniversary Year”), a Commission equal to six percent (6.0%) of the total purchase price of any such CIGS PV Products;

(v) For the twelve (12) months immediately following the Fourth Anniversary Year (the “Fifth Anniversary Year”), a Commission equal to five and one-half percent (5.5%) of the total purchase price of any such CIGS PV Products; and

(vi) For the twelve (12) months immediately following the Fifth Anniversary Year (the “Sixth Anniversary Year”) and for each of the remaining twelve (12) months thereafter, until the expiration of seven (7) years from the Commencement Date, a Commission equal to five percent (5.0%) of the total purchase price of any such CIGS PV Products.

3.2. Production Capacity. Effective as of the Commencement Date and for the First Anniversary Year, the Amelio Group shall make available as necessary to fulfill obligations to STF Group Customers not less than thirty-five percent (35%) of its total annual production capacity (the “Dedicated Minimum Annual Production”) to the manufacture, delivery and installation of CIGS PV Products that are directly or indirectly sourced by the STF Group. In order to enable the Amelio Group to expand its own marketing and distribution efforts independent of the STF Group, the Parties hereto agree that such Minimum Annual Production shall be reduced by two and-one half percent (2.5%) per Anniversary Year; provided, that, without the prior written consent of STF, in no event shall such Dedicated Minimum Annual Production be reduced to less than twenty percent (20%). To the extent that such capacity is not sufficient to meet the requirements of STF Group Customers, the Parties shall meet and confer in good faith to discuss means to alleviate such capacity constraints. The Parties agree that production capacity to develop Amelio’s own manufacturing facilities shall be excluded from the foregoing limits.

3.3. Purchases from STF Customers. In the event and to the extent that STF shall directly or indirectly source customers or purchasers for CIGS PV Products, it shall have the right to (a) negotiate and acquire equity interests in such STF Group Customers, and (b) purchase from such STF Group Customers PV Modules using CIGS Technology for resale. In such connection, the Amelio Group shall have the right to participate with the STF Group in such purchases; provided that the STF Group shall retain the exclusive right to not less than fifty percent (50%) of any such equity or PV Module purchases.

3.4. Purchased CIGS Facilities.

(a) For a period of ten (10) years from the Commencement Date, the STF Group shall have the right (but not the obligation) to purchase from the Amelio Group for itself or for any Affiliate of the STF Group (i) one Turnkey PV Module Manufacturing Facilities utilizing CIGS Technology and any Intellectual Property or Improvements relating thereto to be located in North America, (ii) one Turnkey PV Module Manufacturing Facilities utilizing CIGS Technology and any Intellectual Property or Improvements relating thereto to be located in Europe, and (iii) one Turnkey PV Module Manufacturing Facilities utilizing CIGS Technology and any Intellectual Property or Improvements relating thereto to be located in Asia (collectively, the “Purchased CIGS Facilities”); in each case, upon terms and conditions that are terms comparable to the best terms then being offered by the Amelio Group to third Persons.  In addition, if the STF Group shall have purchased one or more Purchased CIGS Facilities within seven (7) years of the Commencement Date, the STF Group shall have the right, exercisable at any time within ten (10) years from the Commencement Date, to purchase from the Amelio Group additional CIGS PV Products to expand such Purchased CIGS Facilities.

(b) Amelio shall have the right, but not the obligation, to participate in up to twenty-five percent (25%) of the equity of any one or more of the Purchased Facilities on the same terms as STF.  Amelio shall also have the right to purchase or otherwise participate in up to twenty-five percent (25%) production output from any one or more of the Purchased CIGS Facilities on the same terms and conditions as STF.

(c) The Purchase Price for any Purchased CIGS Facilities shall include a discount to give effect to the Commission that the STF Group would otherwise receive if the sale were to a STF Group Customer.

(d) This provisions of this Section 3.4 is subject to the capacity restrictions of Section 3.2 hereof.

ARTICLE IV

PREFERRED VENDOR RELATIONSHIPS

4.1 Core CIGS Equipment.

(a) For a period of seven (7) years from the Commencement Date, the Amelio Group shall purchase from the STF Group one hundred percent (100%) of the Amelio Group’s total requirements for all Core CIGS Equipment that is to be sold by the Amelio Group to any one or more STF Group Customers.

(b) With respect to Core CIGS Equipment that is not to be sold by the Amelio Group to any one or more STF Group Customers:

(i) for a period of eighteen (18) months from the Commencement Date, the Amelio Group shall purchase from the STF Group thirty five percent (35%) of the Amelio Group’s total requirements for all Core CIGS Equipment; and

(ii) for the subsequent thirty (30) months, the Amelio Group shall purchase from the STF Group twenty-five percent (25%) of the Amelio Group’s total requirements for all Core CIGS Equipment.

4.2 Core a-Si Equipment. For a period of eighteen (18) months from the Commencement Date, the STF Group shall be a preferred vendor (but not an exclusive supplier) of Core a-Si Equipment (including Turnkey PV Module Manufacturing Facilities utilizing a-Si Equipment); provided, however, that the Amelio Group shall provide to the STF Group purchase orders for not less than fifty percent (50%) of the Amelio Group’s total requirements for its Core a-Si Equipment.

4.3 Limitation on Percentage Purchase Requirements. The percentage of the Amelio Group’s purchase requirements set forth in Section 4.1(b) and Section 4.2 above shall continue until such time as the STF Group shall have been awarded purchase orders from the Amelio Group for such Core a-Si Equipment and/or Core CIGS Equipment that is not sold by Amelio to STF customers aggregating Fifty Million Dollars ($50,000,000).

4.4 Collateral Manufacturing Equipment. The Amelio Group shall be free to purchase Collateral Manufacturing Equipment from any source(s), including, without limitation, the STF Group, at such prices as the Amelio Group and such vendor(s) may negotiate from time to time.

4.5 Profit Margin to STF.

(a) CIGS Equipment. Under the terms of its preferred vendor relationship, the STF Group shall be entitled to charge, as subcontractor to the Amelio Group (who shall serve as general contractor) for the production and sale of all Core CIGS Equipment (including Turnkey PV Module Manufacturing Facilities utilizing CIGS Equipment), such prices for Core CIGS Equipment as shall provide to the STF Group a “Profit Margin” of forty percent (40%) on the first order of Core CIGS Equipment, and thirty-five percent (35%) on all subsequent orders. As used in this Section 4.4(a), the term “Profit Margin” shall mean:

(i) for the first order of such CIG Equipment, an amount, payable in U.S. Dollars, as shall be equal to 1.66666 times the sum of the actual costs incurred by the STF Group for (A) labor, (B) materials (including parts, components and other materials supplied by subcontractors), and (C) indirect manufacturing costs (which indirect manufacturing costs shall not exceed 35% of labor costs) in connection with the manufacture and delivery of such CIGS Equipment to the Amelio Group or its customers, and

(ii) for all subsequent orders of such CIGS Equipment following the First Anniversary Year, an amount, payable in U.S. Dollars, as shall be equal to 1.53846 times the sum of the actual costs incurred by the STF Group for (A) labor, (B) materials (including parts, components and other materials supplied by subcontractors), and (C) indirect manufacturing costs (which indirect manufacturing costs shall not exceed 35% of labor costs) in connection with the manufacture and delivery of such CIGS Equipment to the Amelio Group or its customers.

(b) Core a-Si Equipment. Under the terms of its preferred vendor relationship, the STF Group shall be entitled to charge, as subcontractor to the Amelio Group (who shall serve as general contractor) for the production and sale of all Core a-Si Equipment (including Turnkey PV Module Manufacturing Facilities utilizing a-Si Equipment), such prices for such a-Si Equipment as shall provide to the STF Group a “Profit Margin” of twenty five percent (25%) on all orders of such Core a-Si Equipment. As used in this Section 4.4(b), the term “Profit Margin” shall mean an amount, payable in U.S. Dollars, as shall be equal to 1.33333 times the sum of the actual costs incurred by the STF Group for (A) labor, (B) materials (including parts, components and other materials supplied by subcontractors), and (C) indirect manufacturing costs (which indirect manufacturing costs shall not exceed 35% of labor costs) in connection with the manufacture and delivery of such CIGS Equipment to the Amelio Group or its customers.

4.6 Purchase Orders and General Terms.

(a) Each purchase by the Amelio Group from the STF Group pursuant to this Article IV shall be evidenced by a written purchase order containing delivery, service and quality requirements as shall be acceptable to Amelio and which are consistent with the price, performance, specifications, and quality provided by state-of-the-art providers within the industry; provided that such delivery terms and quality requirements imposed upon the STF Group shall not, individually or in the aggregate, be less favorable to the STF Group than those then being imposed by the Amelio Group upon other third Person vendors or suppliers who are not part of the STF Group.

(b) All of the foregoing purchase orders shall be subject to the STF Group general vendor terms and conditions, substantially in the form of Exhibit A annexed hereto and made a part hereof (the “STF Group Terms and Conditions”).

4.6 Favored Nations Terms.

(a) As a preferred supplier the STF Group will supply Amelio a-Si Core Equipment and CIGS Core Equipment at prices and terms that are competitive with arm's length prices and other terms and conditions for identical or functionally equivalent quantities and types of a-Si Core Equipment or CIGS Core Equipment that may, from time to time, be available to the Amelio Group from other technically and financially credible third Person suppliers who are not Affiliates of the Amelio Group or any Affiliate of the Amelio Group (the “Unaffiliated Suppliers”).

(b) In connection with the foregoing, unless the payment terms and other terms and conditions demanded by such Unaffiliated Supplier shall be less favorable to the Amelio Group than those then available from the STF Group, in no event shall the STF Group pricing exceed one hundred and ten percent (110%) of the pricing offered from time to time by any such Unaffiliated Supplier(s). In the event that Amelio receives and wishes to accept a proposed purchase order for any a-Si Core Equipment or CIGS Core Equipment from an Unaffiliated Supplier that is (i) less than ninety percent (90%) of the pricing for such a-Si Core Equipment or CIGS Core Equipment then the prices then being offered by the STF Group, and (ii) on payment and other terms and conditions no less favorable to the Amelio Group then the payment and other terms being offered to Amelio by the STF Group, Amelio will forward such proposed purchase order to the STF Group with a request that the STF Group reduce its pricing to within one hundred and ten percent (110%) of such Unaffiliated Supplier’s pricing. In the event that STF declines to reduce its pricing accordingly, Amelio shall be free to accept such Unaffiliated Supplier’s offer.

(c) The Parties acknowledge that each operates in a highly dynamic and competitive marketplace.  The Parties agree to meet and confer on a periodic basis to discuss the margin structures each is targeting for its various business initiatives, and the cost structure imposed by this Agreement, and to revisit these terms in good faith in light of changing market circumstances, to the extent appropriate and by mutual agreement.

(d) Notwithstanding the foregoing, the “favored nation” and other provisions of this Section 4.6 shall not apply to any a-Si Core Equipment or any CIGS Core Equipment that is to be sold by the Amelio Group to any one or more STF Group Customers, provided that, this provision shall not have the affect of reducing Amelio’s gross margin by more than five percent (5%) as compared to transactions of similar terms, size and structure.

ARTICLE V

ACCOUNTING AND AUDIT

5.1 Accounting and Audit. With respect to the payments, capacities and other financial terms described in Articles III and IV, the Parties shall keep full, clear and accurate records and accounts regarding such payments, capacities and other financial terms for a period of three (3) years. Each Party shall have the right through a person(s) appointed by the Party to audit, not more than once a year and during normal business hours, all such records and accounts to the extent necessary to verify such payments, capacities and other financial terms and to verify no underpayment has been made hereunder. Such audit shall be conducted at each Party’s own cost and expense, provided that if any discrepancy or error exceeding five percent (5%) of the money actually due is found through the audit, the cost of the audit shall be born by the other Party.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Limited Scope of Agreement. Notwithstanding anything to the contrary, express or implied, contained in this Agreement or in any Exhibit hereto, the rights and obligations of the Parties contained in Article II of this Agreement apply only to CIGS Technology and CIGS PV Products, and shall not be applicable to any PV Equipment, PV Modules, Turnkey PV Module Manufacturing Facilities or power plants or projects, that use PV Technologies, other than CIGS Technology. It is expressly understood and agreed among all Parties hereto that each of the Amelio Group and the STF Group may individually (a) engage, directly or with third Persons, in the development, design and exploitation of a-Si Technology, microcrystalline a-SI Technology or any development, improvements, additions or technologies now or hereafter developed (other than CIGS Technology) that are used as a coating or other material to deposit the active layer on PV Modules or in PV Equipment; and (b) manufacture, sell, distribute or otherwise deal in PV Equipment, PV Modules, Turnkey PV Module Manufacturing Facilities or power plants or projects, that use any PV Technologies, other than CIGS Technology, without regard to this Agreement or any obligation to any other Party or Parties to this Agreement.

6.2 Competition. Except only with respect to CIGS Technology and CIGS PV Products, and then only to the extent expressly provided in Articles III and IV, it is expressly understood and agreed that each of the Amelio Group and the STF Group are free to engage in activities that may or shall compete with the other throughout the world.

ARTICLE VII

TERM AND TERMINATION

7.1. Term. Unless terminated earlier, this Agreement shall expire seven (7) years following the Commencement Date (“Term”).

7.2. Termination.

(a) Either Party may, at its option, terminate this Agreement in the event the other Party breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days from the date of receipt of notice of such breach given by the non-breaching party.

(b) Either Party may, at its option, immediately terminate this Agreement by written notice to the other, in the event either Party: (i) files a petition in bankruptcy, (ii) enters into an agreement with its creditors, (iii) applies for or consents to the appointment of a receiver or trustee, (iv) makes an assignment for the benefit of creditors, (v) becomes subject to an attachment of, execution upon, or other judicial seizure of, all or substantially all of its assets, or (vi) becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings are not dismissed within sixty (60) days.

7.3. STF Obligations upon Termination. Any licenses to Amelio Group Intellectual Property that Amelio Group granted to STF Group hereunder shall terminate, and STF Group shall discontinue the use of the Amelio Group’s licensed Intellectual Property.

7.4. Survival. Upon expiration of this Agreement, Article XI (Confidentiality) and the STF Selenization Equipment License in Section 2.1(b) shall survive and the duties and obligations under that Article and Section shall continue.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1. Mutual Representations and Warranties. Each Party represents and warrants:

(a) It has the right and power to enter into this Agreement,

(b) It has the right and authority to grant the assignments and licenses granted herein,

(c) It is not aware of any assertion that its Intellectual Property infringes any granted patent, trademark or copyright of any person,

(d) It is not aware of any pending or threatened claims before any governmental authority, which claim would likely affect or would give rise to litigation concerning the Intellectual Property licensed or assigned hereunder, and

(e) It is not a party to any other licensing or other agreement or arrangement, besides this Agreement, that relates to the Intellectual Property licensed or assigned hereunder and it has not granted any rights to any person with respect to the Intellectual Property licensed or assigned hereunder.

8.2. DISCLAIMERS.

(a) NOTHING CONTAINED IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION THAT ANY MANUFACTURE, SALE, LEASE, USE OR IMPORTATION OF STF SELENIZATION EQUIPMENT OR AMELIO CIGS TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF OTHERS, SAID WARRANTIES BEING HEREBY DISCLAIMED, AND IT SHALL BE THE SOLE RESPONSIBILITY OF EACH PARTY TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS AND OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES.

(b) EXCEPT AS UNAMBIGUOUSLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY EXHIBIT, THE PARTIES SPECIFICALLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE (WHETHER EXPRESS, IMPLIED, OR STATUTORY) REGARDING, RELATING TO, CONNECTED WITH OR ARISING OUT OF STF SELENIZATION EQUIPMENT AND AMELIO CIGS TECHNOLOGY OR ANY OTHER MATERIALS OR SERVICES FURNISHED OR PROVIDED TO EACH PARTY UNDER THIS AGREEMENT AND WITH RESPECT TO THE USE OF ANY OF THE FOREGOING.

ARTICLE IX

INDEMNIFICATION

9.1. Mutual Indemnification. Each Party shall, at its cost and expense, indemnify, defend, and hold harmless the other Party and its and their respective agents from and against any Claims (as defined below in Section 9.6) based upon, arising out of or otherwise related to:

(a) any breach by such Party or any of its agents of any obligation, representation, or warranty of such Party under this Agreement,

(b) any act, negligence, error, or omission by such Party or any of its agents with respect to its or their obligations under or by reason of this Agreement,

(c) any violation of applicable law, or

(d) any claim against a Party that the other Party’s licensed Intellectual Property described in Article II infringes any other person’s patents, trademarks or copyrights.

9.2. Liability Limitation. Neither Party shall have any obligation under the prior Section 9.1 with respect to any Claims resulting from the negligent or intentionally wrongful act or omission of the other Party or their respective officers, directors, representatives, agents or employees.

9.3. STG Group Indemnification. The STF Group shall, at its sole cost and expense, indemnify, defend, and hold harmless each member of the Amelio Group and its and their respective agents from and against any Claims based upon, arising out of or otherwise related to any claim against the Amelio Group based on the manufacture or sale of the Amelio CIGS Technology manufactured or used by STF Group, including, without limitation, any Claims based upon, arising out of or otherwise related to any death or injury to any person or damage to any property to the extent caused by defective manufacture or sale of such Amelio CIGS Technology or by the negligent manufacture or sale of such Amelio CIGS Technology.

9.4 Amelio Group Indemnification. The Amelio Group shall, at its sole cost and expense, indemnify, defend, and hold harmless each member of the STF Group and its and their respective agents from and against any Claims based upon, arising out of or otherwise related to any claim against the STF Group based on the Amelio CIGS Technology infringing any Intellectual Property rights of any Unaffiliated Person.

9.5 Notice of Claims and Assistance. A Party shall, within three (3) Business Days from the date of receipt of notice of any Claim, furnish to the other Party a copy of such notice and inform the other Party of all known facts relating to such Claim. The indemnifying Party shall have the right, at its cost and expense, to defend, negotiate, and otherwise resolve any Claim; provided, however, that the indemnified Party shall have the right, at its cost and expense, to participate in such Claim and to employ counsel of its choice. Each Party shall provide all information in its possession and all reasonable assistance to the other Party as necessary to enable the other Party to defend any Claim.

9.6 Assistance. Each Party shall provide all information in its possession and reasonable assistance to the other Party as necessary to enable the other Party to defend any such Claim.

ARTICLE X

REMEDIES

10.1. Remedies. STF Group agrees and acknowledges Amelio Group does not have any adequate remedy at law for STF Group’s breach or threatened breach of the Limited STF Group License in Section 2.2(b) or of Article XI (Confidentiality) of this Agreement, and STF Group agrees, if STF Group breaches, or threatens to commit such a breach of this Agreement, then Amelio Group shall have the following rights and remedies, in addition to, and not in lieu of, any other rights and remedies available to Amelio Group under law or in equity (including, but not limited to, the recovery of damages): the right and remedy to have the provisions of this Agreement specifically enforced (without posting bond or other security and without the need to prove damages) by any court having equity or other appropriate jurisdiction, including, but not limited to, the right to an entry against STF Group of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions.

10.2. LIMITATIONS ON KINDS OF DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGIES OR SERVICES OR COST OF COVER) IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3. LIMITATION ON AMOUNT OF DAMAGES. EACH PARTY’S LIABILITY TO THE OTHER UNDER THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT FOR DIRECT DAMAGES, WILL NOT, IN ANY EVENT, EXCEED, IN THE AGGREGATE, THE FEES AND PAYMENTS PAID PURSUANT TO THIS AGREEMENT PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO EITHER PARTY’S LIABILITY FOR DIRECT DAMAGES FOR BREACH OF ARTICLE XI (CONFIDENTIALITY).

ARTICLE XI

CONFIDENTIALITY

11.1. Confidentiality. During the Term and for a period of ten (10) years after the expiration or termination of this Agreement (“Confidentiality Term”), the Receiving Party shall (as used in this Article XI, (as used in this Article XI, “Disclosing Party” shall mean a Party that discloses Confidential Information under this Agreement. “Receiving Party” shall mean a party that receives Confidential Information under this Agreement.):

(a) protect and hold in confidence a Disclosing Party’s Confidential Information (as defined below in Section 11.7);

(b) not disclose or use, or cause to be disclosed or used, the Confidential Information of the Disclosing Party to or by any person except with the prior written consent of the Disclosing Party and in accordance with this Agreement;

(c) handle, preserve, and protect the Confidential Information of the Disclosing Party with at least the same degree of care the Receiving Party affords its own Confidential Information; and

(d) use diligent efforts to ensure that each of its agents preserves and protects the confidentiality of all Confidential Information of the Disclosing Party.

Notwithstanding the foregoing, information shall not be deemed the Confidential Information of the Disclosing Party for purposes of this Agreement, if such information:

(i) is or becomes public knowledge through no act or omission of the Receiving Party in violation of this Agreement, as established by documentary evidence; provided, however, that such information shall not be deemed a matter of public knowledge merely because it (A) is embraced by more general information in the prior possession of a Party or any other person or (B) is expressed in public literature in general terms not specifically in accordance with such information;

(ii) is lawfully received by, or otherwise made available to, the Receiving Party from an independent Person who does not owe a duty of confidentiality to the Disclosing Party, as established by documentary evidence;

(iii) is already in the possession of the Receiving Party at the time of receipt from the Disclosing Party, as documented by pre-existing records of the Receiving Party and came into the possession of the Receiving Party from an independent person who did not owe a duty of confidentiality to the Disclosing Party in connection with the Confidential Information disclosed;

(iv) is developed independently by the Receiving Party without any breach of this Agreement, as established by documentary evidence; or

(v) subject to the following Section 11.2, is required to be disclosed by the Receiving Party pursuant to any applicable law.

11.2. Disclosure.

(a) The Receiving Party shall immediately notify the Disclosing Party of receipt by the Receiving Party of any process, subpoena, demand, or request by any Person to disclose the Confidential Information of the Disclosing Party, and shall, as soon as practicable but in no event later than three (3) Business Days from the date of such receipt, furnish to the Disclosing Party a copy of such process, subpoena, demand, or request and inform the Disclosing Party of the circumstances relating thereto. The Receiving Party shall, at its cost and expense, take all reasonable steps to maintain and protect the confidentiality of the Confidential Information of the Disclosing Party, including, but not limited to, making a motion to quash or seeking a protective order against the disclosure of such Confidential Information; provided, however, that (i) nothing in this Agreement shall be deemed to require the Receiving Party to violate any law or judicial order and (ii) if a disclosure order is not quashed or a protective order is not obtained, then in response to such disclosure order, the Receiving Party may disclose only such Confidential Information of the Disclosing Party that, based upon the advice of the Receiving Party’s counsel, is legally required to be disclosed; provided, however, that within ten (10) Business Days from the date of such disclosure, the Receiving Party shall furnish to the Disclosing Party a copy of the Confidential Information disclosed and all correspondence and communications relating to such disclosure. The Disclosing Party also shall have the right to take any legal action to prevent disclosure of its Confidential Information, including, but not limited to, the right to appear on behalf of the Receiving Party as its attorney in fact, to represent the Receiving Party, and to employ counsel of its choice for these purposes, all at its cost and expense, and the Receiving Party shall assist and cooperate with the Disclosing Party in those efforts.

(b) If the Disclosing Party elects to exercise its rights under this Section 11.2, it shall do so: (i) at its cost and expense, and (ii) shall hold harmless, defend, and indemnify the Receiving Party from and against any and all legal responsibility or liability from the exercise of these rights (except if caused by the negligence or willful misconduct of or breach of this Agreement by the Receiving Party).

11.3. Confidentiality of Agreement. The provisions of this Article XI also shall apply to the contents of this Agreement; provided, however, that the contents hereof may be disclosed only on a confidential basis and pursuant to a confidentiality or secrecy agreement acceptable to the Disclosing Party (a) as required by applicable laws, (b) in connection with the enforcement of this Agreement, or (c) to such agents, professional advisors, and lenders of a Receiving Party who have a need to know such information.

11.4. Limitation on Use of Confidential Information.

(a) Except as provided in Section 11.2, each of the Parties shall: (a) limit disclosure of any Confidential Information received by it under this Agreement to only those of its agents who are directly involved with this Agreement; (b) upon such disclosure, advise such agents of the proprietary nature of such Confidential Information; and (c) be responsible for any breach of this Agreement by its agents.

(b) Except as provided in Section 11.2, each of the Parties shall advise subcontractors and customers purchasing PV Equipment, PV Modules or Turnkey PV Module Manufacturing Facilities of the provisions of this Article XI and require such subcontractors and customers to agree to the terms of this Article XI.

11.5. Notification of Breach. The Receiving Party shall (a) notify the Disclosing Party in the event there is any breach of this Article XI, including, but not limited to, conditions or circumstances that indicate Confidential Information of the Disclosing Party has been or may have been compromised or improperly disclosed or used and (b) upon request of the Disclosing Party, take all steps reasonably necessary to recover any and all Confidential Information that has been or may have been compromised or improperly disclosed or used. The cost and expense of taking such steps shall be borne solely by the Receiving Party.

11.6. Return of Confidential Information. All Confidential Information shall be and remain the sole property of the Disclosing Party, and the Receiving Party shall have no rights or interests to or in such Confidential Information (except as provided in this Agreement). Immediately upon the expiration or termination of this Agreement, the Receiving Party shall (a) discontinue the use of the Confidential Information of the Disclosing Party, and (b) take reasonable steps to destroy all Confidential Information of the Disclosing Party that Receiving Party may not retain under this Agreement, including, but not limited to, all copies and originals of such Confidential Information in any medium and any material derived from or incorporating Confidential Information, accompanied by a written confirmation that all copies have been destroyed and all electronic memories, including archival media, have been purged of such Confidential Information.

11.7. Confidential Information. “Confidential Information” means any and all information and know-how in any form, whether of a technical, financial, business or other nature, including, but not limited to, information relating to a Party’s research, development, inventions, products, production, manufacturing, finances, marketing, customers, or business plans, including, but not limited to, trade secrets, know-how, data, formulas, processes, other intellectual property, or confidential communications, that (i) is or has been disclosed to or otherwise received or obtained by a Receiving Party, whether or not in connection with or pursuant to this Agreement and (ii) has been marked by the Disclosing Party as “Confidential” or, if disclosed orally, has been confirmed in writing (including, but not limited to, letter, facsimile, E-mail) by the Disclosing Party to be “Confidential” within ten (10) Business Days from the date of such disclosure.

ARTICLE XII

MISCELLANEOUS

12.1. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by (a) the Amelio Group, with respect to such costs and expenses incurred by it, and (b) the STF Group, with respect to such costs and expenses incurred by the STF Groups.

12.2. Construction of this Agreement. All of the Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. Any item disclosed on a disclosure schedule to this Agreement shall be deemed disclosed for and incorporated into all other disclosure schedules to which such item is applicable. The term “including” in this Agreement shall mean “including without limitation”. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “Schedules,” “Articles” or “Sections” herein shall be deemed to refer to the applicable disclosure schedule, article or section of this Agreement.

12.3. Assignment. Except in connection with a Sale of Control by either the Amelio Group or the STF Group (or any member thereof), this Agreement and the respective rights and obligations of the Amelio Group and the STF Group hereunder shall not be assigned, delegated or otherwise transferred by either the Amelio Group or the STF Group without the prior written consent of the other.

12.4. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective Parties hereto.

12.5. Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by Amelio, acting on behalf of all of the members of the Amelio Group, and by the Company, acting on behalf of all members of the STF Group.

12.6. Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (c) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (d) three (3) Business Days after (or, in the case of a notice or communication sent overseas, ten (10) Business Days after) being mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the STF Group, to:	Solar Thin Films, Inc.
505 Grove Street
Haddonfield, New Jersey 08033
Attn: Peter Lewis, Chief Executive Officer
Tel: (856) 673-1749
Fax: (609) 434-0602
Email: plewis@solarthinfilms.com

with a required copy to:	Hodgson Russ LLP
1540 Broadway
New York, New York 10036
Attention: Stephen A. Weiss, Esq.
Tel: (212) 751-4300
Facsimile: (212) 751-0928
email: sweiss@hodgsonruss.com

If to Amelio Group, to:	Amelio Solar, Inc.
200 Ludlow Drive, Suite C
Ewing, NJ 08638
Attention: Bruce Bower, CEO
Tel: 609-434-0600
Facsimile: 609-434-0602
email: bdbower@yahoo.com

with a required copy to:	Day Pitney LLP
7 Times Square Tower
New York, New York 10036
Attention: Sabino (Rod) Rodriguez, III
Tel: (212) 297-2454
Facsimile: (718) 764-4356
email: srodriguez@daypitney.com

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section 12.6 (provided that no such notice shall be effective until it is received by the other Parties hereto).

12.7. Consent to Jurisdiction. Each of Parties do hereby irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York sitting in New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents or any transaction contemplated hereby or thereby, except in each case with respect to any matters related to title or possession of real property, and any other matters that are justiciable only under the jurisdiction of another court. Each of the Parties irrevocably consent to service of process out of such courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight courier or delivery service, to the Parties at their respective addresses set forth herein. Each of the Parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the full extent permitted by Applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

12.8. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the Parties hereto shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated.

12.9. Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in a writing signed by the Party against whom such waiver is asserted. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

12.11. Entire Agreement. This Agreement, including the disclosure schedules hereto and the other documents delivered pursuant to this Agreement, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

12.12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of such state.

12.13. Regulatory Approvals. The Parties are responsible for obtaining their own regulatory approvals, including any necessary approvals for the sale, export or import, of products that practice Intellectual Property licensed under this Agreement.

12.14. Time is of the Essence. Time is of the essence in the performance of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
AMELIO SOLAR, INC.

By:	/s/ Bruce Bower
Name: Bruce Bower
Title: Chief Executive Officer

SOLAR THIN FILMS, INC.

By	/s/ Robert M. Rubin
Name: Robert M. Rubin
Title: Chairman and CFO

KRAFT ELEKTRONIKAI ZRT

By	/s/ Robert M. Rubin
Name: Robert M. Rubin
Title: Chairman